Exhibit 99.1

     Compass Minerals International Announces Secondary Offering

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Nov. 18, 2004--Compass Minerals International, Inc. (NYSE: CMP) has announced that a group of stockholders that includes Apollo Management L.P., Mosaic Global Holdings Inc., formerly IMC Global Inc. (NYSE: MOS), and company employees has agreed to sell 4,064,024 shares of common stock. The company will not receive any proceeds from the sale. Upon completion of the offering, Apollo Management L.P. will not directly hold any shares of the company's common stock. Shortly after completion of the offering, it is anticipated that some of the members of Compass's board of directors who are affiliated with Apollo will step down.
    Goldman, Sachs & Co. led the offering. A copy of the final prospectus supplement and related prospectus for the offering may be obtained, when available, from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, (212-902-1171), Attn: Prospectus Department.
    A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of Compass, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state or jurisdiction.

    About Compass Minerals International, Inc.

    Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-3 filed with the Securities and Exchange Commission on November 16, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

    CONTACT: Compass Minerals International, Inc.
             Rodney L. Underdown, 913-344-9395
             or
             Peggy Landon, 913-344-9315